EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY ANNOUNCES MANAGEMENT UPDATE

Company To Webcast Fourth Quarter Fiscal 2006 Earnings

Conference Call On February 6, 2007

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – January 16, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that Peter D’Amelio, President and Chief Operating Officer of the Company’s restaurant division, is leaving the Company for personal family reasons, effective February 2, 2007.  The Company has an executive search underway for Mr. D’Amelio’s replacement.

“I would like to thank Peter for his years of service to the Company. I respect Peter’s devotion to his family and I wish him every success in the future.  Peter’s role was supported by a deeply talented group of four Regional Vice Presidents, with an average tenure of 16 years of operational experience with The Cheesecake Factory.   Although we are losing a valued member of our team, we are fortunate that Peter developed such an incredibly strong group of operations executives,” said David Overton, Chairman and CEO.  “We will continue to operate our restaurants with the highest degree of quality that our guests have come to expect.”

Fourth Quarter Fiscal 2006 Conference Call and Webcast

The Company also announced that it will release fourth quarter fiscal 2006 financial results after the market close on Tuesday, February 6, 2007.  The Company will hold a conference call the same day, hosted by David Overton, Chairman and CEO, and Michael Dixon, Senior Vice President and CFO, at 2:00 p.m. Pacific Time, which will be broadcast live over the Internet.

To listen to the conference call, please go to the Company’s website at thecheesecakefactory.com at least 15 minutes prior to the call to register and download any necessary audio software.  Click on the “Investors” link on the home page, and select the links for “Financial Information” and “Webcasts.”  An archive of the webcast will be available shortly after the call and continue through March 5, 2007.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 123 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates eight upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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